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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) SEPTEMBER 4, 1997


                            CS WIRELESS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)




      DELAWARE                    33-20295              23-2751747
(State or other jurisdiction  (Commission File       (I.R.S. Employer
 of incorporation)                 Number)          Identification No.)


 200 CHISHOLM PLACE
      SUITE 202
   PLANO, TEXAS                                            75075
(Address of principal                                    (Zip Code)
 executive offices)

    Registrant's telephone number, including area code:  (972) 633-4000


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ITEM 5.  OTHER EVENTS


     On September 4, 1997, the Board of Directors of CS Wireless Systems, Inc. (the "Company" or the "Registrant") approved an agreement (the "Separation Agreement") with Alan Sonnenberg, the Company's Vice Chairman of the Board of Directors, to terminate Mr. Sonnenberg's Employment Agreement dated as of February 23, 1996. Pursuant to the Separation Agreement, Mr. Sonnenberg received a lump sum payment of $500,000 and acknowledgment by the Company of the vesting of Mr. Sonnenberg's options (the "Options") to purchase 172,044 shares of common stock under the 1996 CS Wireless Systems, Inc. Incentive Stock Plan (the "Plan") at an exercise price of $6.50 per share. On the first anniversary of the date of the Separation Agreement, Mr. Sonnenberg shall have the option, provided the Company's common stock is not then publicly traded and the price per share quoted on any applicable exchange or over-the-counter is greater than $9.50, to (i) hold the Options, in which event the Options shall be exercisable until the five-year anniversary of the Separation Agreement in accordance with the Plan, or (ii) deliver written notice ("Election Notice") to the Company of his election to cancel all, but not part of, the Options in consideration for payment by the Company of $500,000; upon delivery of such payment, the Options shall lapse without further action. The Election Notice must be received by the Company during regular business hours on or before the first anniversary of the date of the Separation Agreement or shall not be effective; provided, however, that if such date falls on a Saturday, Sunday or legal holiday, then the date on which the Election Notice must be received is on the first business day thereafter. The Company shall pay $500,000 (less applicable taxes) within ten (10) days of its receipt of an effective Election Notice.

ITEM 7.  FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

         (c)   Exhibits

         10.1  Separation Agreement




                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

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     DATED: September 11, 1997               CS WIRELESS SYSTEMS, INC.


                                   BY:       /s/  JEFFREY A. KUPP
                                        --------------------------------------
                                        JEFFREY A. KUPP
                                        SENIOR VICE PRESIDENT-FINANCE
                                        AND CHIEF FINANCIAL OFFICER
                                        (PRINCIPAL FINANCIAL OFFICER)